Exhibit 99.1

       American Campus Communities Completes the Acquisition of
              Four Student Housing Properties in Florida

    AUSTIN, Texas--(BUSINESS WIRE)--Feb. 7, 2005--American Campus Communities Inc. (NYSE:ACC), one of the nation's largest developers, owners and managers of high-quality student housing properties, today announced the completion of the acquisition of four student housing communities located near the campuses of Florida State University, Florida A&M University and the University of Florida. The properties contain a total of 1,528 beds and were acquired for an aggregate purchase price of approximately $47.5 million, including the assumption of approximately $31.0 million of existing fixed-rate mortgage debt. The four properties are part of the previously announced acquisition of five student communities in Florida. The acquisition of the fifth property for an aggregate purchase price of approximately $6.0 million and the assumption of approximately $4.4 million in existing fixed-rate mortgage debt is expected to close by the end of February 2005.
    "This is a transaction that reflects our strategy of enhancing shareholder value by expanding our portfolio of high-quality, well-located student housing properties," said Bill Bayless, ACC president and chief executive officer. "We are continuing to assess numerous opportunities to develop and acquire premier student housing assets in markets with growing student populations."
    The acquired properties include two communities near Florida A&M University in Tallahassee, College Club and The Greens at College Club, containing a total of 544 beds; one community near the University of Florida in Gainesville, the University Club, containing 376 beds; and one community near Florida State University in Tallahassee, the University Club, containing 608 beds. The company also is under contract to purchase The Grove at University Club, a 128-bed community adjacent to the University Club Tallahassee.

    About American Campus Communities

    American Campus Communities Inc. is one of the largest developers, owners and managers of high-quality student housing communities in the United States. The company is a fully integrated, self-managed and self-administered equity real estate investment trust (REIT) with expertise in the design, finance, development, construction management, leasing and management of student housing properties. American Campus Communities owns and manages a portfolio of 21 student housing communities containing approximately 14,000 beds, and provides management and leasing services at a total of 40 properties with more than 25,300 beds located on or near college and university campuses. Additional information is available at www.studenthousing.com.

    Forward-Looking Statements

    Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which express the current beliefs and expectations of management. Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause our future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

    CONTACT: American Campus Communities Inc., Austin
             Joe Allen, 512-732-1009